Misonix Files for Extension of Time for Annual Report on Form 10-K; Appoints Interim CFO

For Immediate Release

Corporate Contact	Investor Contact
Misonix Contact:	Joe Diaz
Richard Zaremba	Lytham Partners
631-694-9555	602-889-9700
invest@misonix.com	info@misonix.com

FARMINGDALE, NY – September 14, 2016 -- Misonix, Inc. (NASDAQ: MSON), an international surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products for spine surgery, neurosurgery, wound debridement, skull based surgery, laparoscopic surgery and other surgical applications, announced that it filed a Form 12b-25 (the “Filing”) today with the Securities and Exchange Commission indicating that Misonix likely will not be in a position to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2016 within the 15-day extension period provided in Rule 12b-25(b) under the Securities Exchange Act of 1934.

The Filing stated that the Audit Committee of the Company has determined that deficiencies existed in the Company’s internal control over financial reporting at June 30, 2016. The Audit Committee is still considering whether or not the deficiencies constitute one or more material weaknesses in the Company’s internal control over financial reporting at such date. Notwithstanding its determination, the Audit Committee has no current information to suggest that the Company’s previously reported financial statements and results are incorrect in any material respect. The filing of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 will be delayed pending completion of an investigation relating to these deficiencies being overseen by the Audit Committee. The filing may also be delayed as a result of the appointment effective September 13, 2016 by the Board of Directors of the Company of Joseph Dwyer as interim Chief Financial Officer. Richard A. Zaremba, Senior Vice President and Chief Financial Officer through September 13, 2016, has been appointed Senior Vice President, Finance. The Company is working diligently to resolve these matters and intends to file its Annual Report on Form 10-K as promptly as reasonably practicable.

Preliminary results for the fiscal year ended June 30, 2016 are net sales of $23.1 million and a net loss ranging from $(1.0) million to $(1.3) million for the fiscal year ended June 30, 2016 as compared to net sales of $22.2 million and net income of $5.6 million for the fiscal year ended June 30, 2015, which included a $2.9 million reversal of the valuation allowance previously recorded against deferred tax assets. On a per share basis, such preliminary results represent a net loss per share – basic ranging from $(0.13) to $(0.17) and a net loss per share – diluted ranging from $(0.13) to $(0.17) for the fiscal year ended June 30, 2016 as compared to net income per share – basic of $0.74 and net income per share – diluted of $0.69. The preliminary net loss for the fiscal year ended June 30, 2016 is attributable to higher operating expenses, including higher sales and marketing expense.

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $1.5 billion annually; Misonix's proprietary ultrasonic medical devices are used in spine surgery, neurosurgery, orthopedic surgery, wound debridement, cosmetic surgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, the completion of the investigation related to identified deficiencies in internal control over financial reporting, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

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